EXHIBIT 10(x)


                         JEFFERSON-PILOT CORPORATION
                  DEFERRED FEE PLAN FOR NON-EMPLOYEE DIRECTORS
                         (Revised February 8, 1999)

1.  Eligibility.

    Each member of the Board of Directors of Jefferson-Pilot Corporation (the "Corporation") who is not an employee of the Corporation or any of its subsidiaries ("Eligible Director") is eligible to participate in this Deferred Fee Plan for Non-Employee Directors (the "Plan").

2.  Participation.

    (a) An Eligible Director may elect, or modify a prior election, at a time specified in Section 2(b), to defer the receipt of all or part of the fees which would otherwise have been payable currently for services as a Director (including retainer and meeting fees for Board and committee service). Deferrals shall be credited to a deferred fee account (a bookkeeping account) subject to the terms of the Plan.

    (b)  An election to defer fees must be made as follows:

         i. Any person who is not a Director but who as a Director would be eligible may elect in advance to commence participation at the time he or she becomes a Director.

        ii. An Eligible Director may elect at any time to commence participation effective on the first day of any February, May, August or November after the election is received.

    (c) An election to defer fees must be made on a form provided by the Corporation and filed with the Secretary of the Corporation (the "Secretary"), and shall remain in effect until the Director ceases to be a Director, or until the election is modified or terminated by written notice received by the Secretary. Termination shall be effective only as to fees for periods or meetings after such receipt. In the event a Director terminates a deferral election, the amount already deferred cannot be distributed until the Director ceases to be a Director.

    (d) A Director who has filed a revocation of an election to participate in the Plan may thereafter again file an election to participate, in accordance with Section (2)(b)(ii).

3.   Deferred Fee Accounts.

     (a) Deferred amounts shall constitute an unsecured claim on the general assets of the Corporation. The amounts thereof shall be credited to the Director's account as of the date such amounts otherwise would have been paid to the Director, except that fees for committee meetings not held on the date of a Board meeting shall be credited on the date of the next
Board meeting.

     (b) The Director shall designate the portion of his or her deferrals to be "invested" in one or both investment options, an interest rate option and a phantom stock option.

     (c) Deferrals under the interest rate option shall be credited with interest for each year at a rate equal to the average of the rate of interest on seven year U.S. Treasury obligations as of the end of each of the twenty-four months prior to such year.

     (d) Deferrals under the phantom stock option shall be credited to the Director's account in full and fractional units based on the fair market value of the common stock of the Corporation on the crediting date. One phantom unit has the same value as one share of common stock on a given day. Additional phantom units shall be credited equivalent to dividends paid on the common stock, based on the fair market value on the dividend payment date. Equitable adjustments shall be made to reflect any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other relevant corporate change. Fair market value means the closing price of the common stock based upon its consolidated trading as generally reported for a given date, or if there is no reported trading for that date, such closing price for the next preceding trading day.

     (e) Diversification of amounts credited to accounts through any transfer between phantom stock units and the interest rate option shall not be permitted.

4.   Payment.

     (a) All payments with respect to a Director's deferred account under the interest rate option shall be made in cash. All payments under the phantom stock option shall be made in shares of common stock. Phantom units shall be valued at the fair market value on the payment date, and cash shall be paid for any fractional share.

     (b) The value of a Director's deferred account shall be paid out in ten annual installments, unless otherwise elected. The amount of each installment shall be a fraction of the value of the account at the end of the preceding year, the numerator of which is one and the denominator of which is the total number of installments minus the number previously paid.

     (c) A Director may elect to receive payment in a lump sum or in some other number of equal annual installments not exceeding ten. Such election must be made at least one year prior to the date on which the Director ceases to be a Director.

     (d) The first installment or the lump sum payment shall be paid on the first business day of the calendar year following the year in which the Director ceases to be a Director, and any subsequent installments shall be paid on the first business day of each succeeding calendar year until the entire account value is paid.

     (e) If a Director dies before full payment of the account value, the balance shall be paid to the Director's estate or to a beneficiary or beneficiaries designated in writing by the Director, as the case may be, on the first business day of the calendar year following death.

     (f) Each participating Director may designate from time to time any person or persons, natural or otherwise, as his beneficiary or beneficiaries to whom the amounts credited to his or her deferred account are to be paid if he or she dies before all such amounts have been paid. Each beneficiary designation shall be made on a form prescribed by the Corporation and shall be effective only when received by the Secretary during the participant's lifetime. Each beneficiary designation received by the Secretary shall revoke all beneficiary designations previously made. The revocation of a designation shall not require the consent of any beneficiary. In the absence of an effective beneficiary designation or if payment can be made to no beneficiary, payment shall be made to the participant's estate.

5.   Administration.

     The Plan shall be administered by a Committee consisting of the Chief Executive Officer and the Secretary of the Corporation. The Committee shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement its provisions. Decisions of the Committee shall be final and binding. Routine administration may be delegated by the Committee.

6.   Miscellaneous.

     (a) The right of a Director or any beneficiary to his or her account under the Plan shall not be subject to assignment, alienation or pledge by the Director or beneficiary.

     (b) The Corporation shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations under the Plan. The Corporation may establish one or more Rabbi Trusts, separately for phantom stock units and invested in common stock (as described in Section 3(d)), and for the interest rate option invested as the Corporation shall determine from time to time.

     (c) The Director and his or her designated beneficiary or beneficiaries shall not have any property interest whatsoever in a deferred account, in any specific assets of the Corporation or in any Rabbi Trust assets. The right to receive payments under the Plan shall be a claim against the general assets of the Corporation as a general creditor.

     (d) All notices to the Corporation under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.

     (e) The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, excluding its choice of law provisions.